Exhibit 99.1

Kimco Realty Corporation announces third quarter 2008 earnings; Declares quarterly dividend

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--November 5, 2008--Kimco Realty Corporation (NYSE: KIM) reported results for the quarter ending September 30, 2008.

Net income available to common shareholders was $96.8 million for the third quarter of 2008 or $0.37 per diluted share compared to $75.1 million or $0.29 per diluted share for the third quarter of 2007. The change in net income is primarily related to an increase in net operating income of $9 million, a net increase of $22 million from its investment in Albertsons, an increase of approximately $7 million in recurring income from Kimco Capital Services, a gain on sale of operating properties of $8 million and a decrease in interest expense of $6 million. These increases were offset by an increase in depreciation of approximately $9 million, including Kimco’s share of joint venture depreciation, a decrease in income realized from marketable securities of approximately $14 million and $8 million of miscellaneous items. Year-to-date, net income per diluted share was $1.03 compared to $1.37 per diluted share for the same period in 2007.

Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, were $176.9 million, up $30.3 million from $146.6 million in the third quarter of 2007. FFO per diluted share increased 19.3 percent to $0.68 in the third quarter of 2008 compared to $0.57 in the third quarter of 2007. Year-to date, FFO per diluted share was $1.98 compared to $2.06 per share for the same period in 2007. A reconciliation of net income to FFO is provided in the attached tables.

Highlights for the third quarter 2008:

  Increased FFO per diluted share by 19.3 percent over the third quarter of 2007;
  Achieved growth in same-store net operating income for the quarter of 2.6 percent;
  Posted occupancy at the end of the third quarter of 95.4 percent in the shopping center portfolio;
  Recognized $28.1 million, net of tax, from its investment in Albertsons;
  Completed public common equity offering of 11.5 million shares resulting in net proceeds of approximately $410 million; and
  Maintained access to approximately $1.3 billion in immediate liquidity.

Capital Structure and Dividend

As previously announced, the company completed an equity offering of 11.5 million shares of common stock priced at $37.10 which resulted in net proceeds of approximately $410.0 million during the third quarter 2008. The proceeds were utilized to partially pay down the outstanding balance on its U.S. revolving credit facility.

As of September 30, 2008, the company maintains access to approximately $1.3 billion of immediate liquidity under its U.S. revolving credit facility ($1.5 billion) and its Canadian revolving credit facility (CAD$250 million). These facilities have initial maturity dates in 2011, with one year extension options.

Since the end of June 2008, the company has successfully refinanced approximately $1 billion of maturing debt for its own account and various joint ventures. This includes a $650 million two year facility provided by a consortium of 18 banks for the joint venture with Prudential, $218.2 million of proceeds from 8 individual non-recourse mortgages for the Kimco Income REIT (KIR) joint venture with maturities of seven to ten years at rates ranging from 6.00 - 6.50 percent and $85 million in proceeds from three other non-recourse loans for individual joint ventures. In addition, the company successfully completed the extension of various construction loans and other maturing loans totaling $320 million. The company had sourced these loans from a variety of national and regional commercial banks and life insurance companies.

The company’s current dividend is $0.44 per share per quarter or $1.76 annualized. The company’s Board of Directors declared its regular quarterly dividend of $0.44 per common share, payable on January 15, 2009 to shareholders of record on January 2, 2009, representing an ex-dividend date of December 30, 2008.

Portfolio Activity

Kimco’s shopping center portfolio includes 888 operating properties: 800 in the U.S. and Puerto Rico, 50 in Canada, 34 in Mexico and four in Chile as well as 54 development properties: 23 in the United States, 27 in Mexico, two in Chile and one each in Brazil and Peru. Same-store growth in net operating income in the U.S. portfolio was 2.6 percent for the quarter and has averaged 3.8 percent over the past eight quarters.

Although the company experienced a modest increase in vacancies during the quarter as some retailers struggled with the current economic conditions, the impact of these vacancies has been mitigated by strong demand for Kimco’s centers as stable retail categories relocate or expand into older, mature and supply-constrained markets. The quarter's U.S. new lease total of 1.2 million square feet is substantially above the same quarter in the prior year and is facilitating the recapture of below-market leases allowing for the space to be rolled to current market rents. This base rental increase can be noted in the same-store new leasing spread of 17.3 percent for the quarter with continued low capital investment in the form of tenant allowances.

Tenant bankruptcies for the quarter have been a challenge as spaces recaptured from Goody's and Linens N Things are being marketed in an environment where few large scale retailers are aggressively expanding. Through the company’s portfolio review process; however, several strong retail chains have expressed interest in these stable, mature markets where demographics are stable. In these cases, the new anchor vacancies allow a release of control on the overall site and provide an opportunity to reposition properties around new tenants with stronger sales potential and a more stable merchant mix.

For the quarter, the company signed a total of 481 leases totaling 1.4 million square feet in its shopping center holdings: 225 new leases for 0.6 million square feet and 256 lease renewals for 0.8 million square feet. In the U.S. portfolio, Kimco signed 186 new leases for 588,000 square feet and 201 lease renewals for 631,000 square feet. On new leases signed for the same space in U.S., the average increase in contractual base rent was approximately 17.3 percent on a cash basis for the quarter; including renewals and options the average increase in contractual base rent was 10.6 percent.

The company acquired two shopping centers during the quarter, one each in Canada and Chile. In Canada, Kimco acquired a 50 percent interest in Tacoma Plaza, a 187,000 square foot center anchored by Sobey’s and Shopper’s Drug Mart for approximately US $ 8.9 million. In Chile, the company acquired a 75 percent interest in a 26,000 square foot shopping center located in Santiago for approximately US $4.3 million. Kimco also acquired one additional industrial property in Mexico through its joint venture with American Industries.

Kimco disposed of five properties during the quarter totaling $26.8 million and realized gains of $8.8 million. Four shopping centers were sold from its consolidated portfolio, one each in Fla., NY and two in Ill. One additional property in Kan. was sold from KIR.

Kimco Investment Management Programs

Fees from Kimco’s investment management business were $13.0 million in the third quarter of 2008 including $9.8 million in management fees, $1.9 million in other ongoing fees and $1.3 million in transaction based fees.

During the third quarter the company sold 14 properties to the newly established Kimco Income Fund II. Kimco’s current ownership is 74 percent and the company continues to market the fund to other investors with targeted ownership of approximately 15 percent. The total sales price of the properties was $352 million including $231 million of mortgage debt. The portfolio, which totals approximately two million square feet, is approximately 95.8 percent occupied; three of the properties are located in Ga., four are in Calif., and the remainders are in various other states.

At the end of the quarter, the company had 337 properties in investment management funds with 21 institutional partners.

Kimco Capital Services (KCS)

Preferred Equity Investments

In the third quarter of 2008, the company recognized a total of $14.7 million of income from preferred equity investments including recurring income of $10.0 million. The company monetized two preferred equity properties located in the U.S. resulting in total residual profit participation of $4.7 million during the quarter.

Kimco’s preferred equity business provides capital to strong property owners and developers to acquire, build, recapitalize or renovate real estate properties. As of September 30, Kimco had preferred equity investments totaling approximately $460 million and 237 properties; 142 preferred equity properties in the U.S. and 95 in Canada.

Retailer Services & Kimco Select (KSI)

Retailer Services, Kimco’s business which provides capital to retailers and other enterprises with significant real estate holdings, recognized income of $40.8 million, net of tax, during the quarter which was primarily driven by $28.1 million, net of tax, from the company’s investment in Albertsons LLC. Recurring income was approximately $4.9 million during the quarter.

Kimco Select, which invests opportunistically with select operating partners, realized approximately $17.9 million, net of tax, during the quarter which was substantially recurring in nature.

During the quarter, Kimco participated in a consortium that provided $50 million in a term loan to Save Mart, a west coast based grocery chain. The loan is secured by real estate and other assets of the company. As of September 30th, the company’s investment was $18 million.

Portfolio Overview

As of September 30, 2008, Kimco owned equity interests in 1,945 properties in the United States, Puerto Rico, Canada, Mexico, Chile, Brazil and Peru totaling 182 million square feet as follows: 413 consolidated shopping centers, 337 shopping centers in investment management programs, 138 other joint venture shopping centers and 54 development properties that together total 942 centers and 142 million square feet. Also included in the 1,945 total are 237 preferred equity investments and 766 other real estate related investments all of which aggregate approximately 40 million square feet.

At quarter end, the company had interests in 152 properties totaling 18.9 million square feet in Canada comprising 50 shopping centers, 95 preferred equity investments and 7 other real estate related investments. In Mexico, the company owned interests in 143 properties totaling 22.8 million square feet in 34 shopping centers, 27 properties under development and 82 other real estate investments. The company also has investments in four shopping centers in Chile and two development projects as well as one development project each in Brazil and Peru.

2008 Guidance

As a result of substantial dislocation in the credit markets and recent turmoil in the equity markets, Kimco has revised its earnings guidance for 2008 as follows:

--	FFO: $2.20 - $2.45 per diluted share;

--	The following are estimates of FFO contribution before in-place corporate interest, preferred dividends and overhead costs for the fourth quarter of 2008:

	--	$180 million from the in-place shopping center portfolio, net of joint venture interest expense;
	--	$11 million from recurring funds management fees;
	--	$30 million in recurring income from in-place investments in KCS, net of joint venture interest expense;
	--	No gains from transaction related activities;

--	In-place interest, preferred dividends and G&A expenses for the remainder of the year of approximately $90 million; and

--	Potential for reserves against certain security investments if markets do not recover in a reasonable period of time.

Conference Call and Supplemental Materials

The company will hold its quarterly conference call today, Wednesday, November 5 at 10:00 a.m. Eastern Time. The call will include a review of the company’s third quarter 2008 performance as well as a discussion of the company’s strategy and expectations for the future.

To participate, dial 1-888-765-5580. A replay will be available for one week by dialing 1-888-203-1112; the Conference ID will be 6462980. Access to the live call and a replay will be available through the company's website at www.kimcorealty.com under “Investor Relations: Presentations.”

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates the nation's largest portfolio of neighborhood and community shopping centers. As of September 30, 2008, the company owned interests in 1,945 properties comprising 182 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico, Chile, Brazil and Peru. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, and (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to the company's report on Form 10-K for the year ended December 31, 2007. Copies of each filing may be obtained from the company or the Securities & Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2007, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

KIMCO REALTY CORPORATION
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008		2007	2008		2007

Revenues from Rental Properties	$190,503		$172,237	$563,381		$497,424

Rental Property Expenses:
Rent	3,320		3,029	9,804		9,010
Real Estate Taxes	24,012		20,764	70,811		58,798
Operating and Maintenance	26,824		21,515	77,845		64,514
	54,156		45,308	158,460		132,322

Net Operating Income	136,347		126,929	404,921		365,102

Income from Other Real Estate Investments	24,032		19,846	77,444		66,815
Mortgage Financing Income	5,136		4,084	13,601		11,809
Management and Other Fee Income	12,959		12,700	35,817		43,486
Depreciation and Amortization	(52,939)		(47,813)	(152,674)		(135,322)
	125,535		115,746	379,109		351,890

Interest, Dividends and Other Investment Income	1,190		16,082	38,932		30,637
Other Expense, Net	(1,643)		(1,283)	(1,869)		(5,930)

Interest Expense	(52,775)		(58,830)	(160,336)		(157,374)
General and Administrative Expenses	(30,992)		(29,552)	(81,442)		(77,041)

	41,315		42,163	174,394		142,182

(Provision) / Benefit for Income Taxes	(12,336)		(348)	(20,607)		32,740

Equity in Income of Joint Ventures, Net	78,469		39,310	138,016		111,685
Minority Interests in Income, Net	(11,858)		(10,660)	(26,337)		(24,513)
Gain on Sale of Development Properties
Net of Tax of $1,863, $3,352, $13,699 and $8,487, respectively	2,795		5,028	20,549		12,731

Income from Continuing Operations	98,385		75,493	286,015		274,825

Discontinued Operations:
Income from Discontinued Operating Properties	350		2,047	5,385		33,985
Minority Interests in Income	(148)		(178)	(1,281)		(5,698)
Loss on Operating Properties Held for Sale/Sold	-		-	-		(1,832)
Gain on Disposition of Operating Properties	8,809		267	9,531		5,538
Income from Discontinued Operations	9,011		2,136	13,635		31,993

Gain on Transfer of Operating Properties (1)	1,188		-	1,188		-
Gain on Sale of Operating Properties, Net of Tax (1)	-		376	587		2,708
	1,188		376	1,775		2,708

Income before Extraordinary Item	108,584		78,005	301,425		309,526

Extraordinary Gain from Joint Venture Investment Resulting
from Purchase Price Allocation, Net of Income Tax
of $0, $0, $0, $36,277 and Minority Interest	-		-	-		50,265

Net Income	108,584		78,005	301,425		359,791

Preferred Stock Dividends	(11,822)		(2,909)	(35,466)		(8,728)

Net Income Available to Common Shareholders	$96,762		$75,096	$265,959		$351,063

Weighted Average Shares Outstanding:
Basic	256,164		252,327	254,286		251,925
Units	21		-	21		-
Dilutive Effect of Options	2,748		4,170	3,069		5,165
Diluted	258,933		256,497	257,376		257,090

Per Common Share:
Income from Continuing Operations:
Basic	$0.34		$0.29	$0.99		$1.07
Diluted	$0.34	(2)	$0.28	$0.98	(2)	$1.05
Net Income:
Basic	$0.38		$0.30	$1.05		$1.39
Diluted	$0.37	(2)	$0.29	$1.03	(2)	$1.37

(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.

(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period.
	Net income would be increased by $5 for the three months ended September 30, 2008 and $5 for the nine
	months ended September 30, 2008.

KIMCO REALTY CORPORATION
Funds from Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2008		2007		2008		2007
Funds From Operations

Net Income	$108,584		$78,005		$301,425		$359,791

Gain on Disposition of Operating Properties, Net of Minority Interests	(9,997)		(643)		(11,306)		(5,914)

Gain on Disposition of Joint Venture Operating Properties	(185)		(4,341)		(2,273)		(26,138)

Depreciation and Amortization	52,774		48,164		152,149		136,417

Depreciation and Amortization - Real Estate JV's, Net of Minority Interests	35,471		28,366		100,622		78,174

Unrealized Remeasurement of Derivative Instrument	2,069		-		7,208		-

Preferred Stock Dividends	(11,822)		(2,909)		(35,466)		(8,728)

Funds From Operations	$176,894		$146,642		$512,359		$533,602

Weighted Average Shares Outstanding for FFO Calculations:
-Basic	256,164		252,327		254,286		251,925
Units	6,057		5,851		5,992		5,766
Dilutive Effect of Options	2,748		4,170		3,069		5,165
-Diluted	264,969	(1)	262,348	(1)	263,347	(1)	262,856	(1)

Per Common Share
- Basic	$0.69		$0.58		$2.01		$2.12

- Diluted	$0.68	(1)	$0.57	(1)	$1.98	(1)	$2.06	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds From Operations would be increased by $2,944 and $2,635 for the three months ended September 30, 2008 and 2007, respectively and $8,197 and $7,434 for the nine months ended September 30, 2008 and 2007, respectively.

Pursuant to the definition of Funds from Operations ("FFO") adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance and FFO is a widely recognized measure in the Company's industry. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

KIMCO REALTY CORPORATION
Condensed Consolidated Balance Sheet
(in thousands, except share information)
(unaudited)

	September 30,	December 31,
	2008	2007
Assets:
Operating Real Estate, Net of Accumulated Depreciation
of $1,116,523 and $977,444, respectively	$5,520,735	$5,203,185
Investments and Advances in Real Estate Joint Ventures	1,265,109	1,246,917
Real Estate Under Development	1,250,276	1,144,406
Other Real Estate Investments	582,659	615,016
Mortgages and Other Financing Receivables	210,995	153,847
Cash and Cash Equivalents	124,091	87,499
Marketable Securities	348,748	212,988
Accounts and Notes Receivable	109,710	88,017
Other Assets	344,339	345,941
Total Assets	$9,756,662	$9,097,816

Liabilities:
Notes Payable	$3,247,729	$3,131,765
Mortgages Payable	882,254	838,736
Construction Loans Payable	266,091	245,914
Dividends Payable	128,964	112,052
Other Liabilities	443,628	426,616
Total Liabilities	4,968,666	4,755,083
Minority Interests	532,692	448,159

Stockholders' Equity:
Preferred Stock, $1.00 par value, authorized 3,232,000 shares
Class F Preferred Stock, $1.00 par value, authorized 700,000 shares
Issued and Outstanding 700,000 shares	700	700
Aggregate Liquidation Preference $175,000
Class G Preferred Stock, $1.00 par value, authorized 184,000 shares
Issued and Outstanding 184,000 shares	184	184
Aggregate Liquidation Preference $460,000
Common Stock, $.01 par value, authorized 750,000,000 shares
Issued 266,779,187 and 253,350,144, respectively
Outstanding 266,232,607 and 252,803,564, respectively	2,662	2,528
Paid-In Capital	4,139,789	3,677,509
Retained Earnings	124,458	180,005
	4,267,793	3,860,926
Accumulated Other Comprehensive Income	(12,489)	33,648
Total Stockholders' Equity	4,255,304	3,894,574
Total Liabilities and Stockholders' Equity	$9,756,662	$9,097,816

Reconciliation of Projected Diluted Net Income Per Common Share to Projected Diluted Funds From Operations Per Common Share
(unaudited)
	Projected Range
	Full Year 2008
	Low	High
Projected diluted net income per common share	$0.97	$1.22

Projected depreciation & amortization	0.77	0.77
Projected depreciation & amortization real estate
joint ventures, net of minority interests	0.51	0.51

Gain on disposition of operating properties	(0.04)	(0.04)
Gain on disposition of joint venture operating properties,
net of minority interests	(0.01)	(0.01)

Projected FFO per diluted common share	$2.20	$2.45

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
Barbara M. Pooley, 1-866-831-4297
vice president, finance and investor relations